PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(2)
(To Prospectus Dated September 29, 1997)       REGISTRATION NO. 333-27311

                                  $300,000,000

                   TRANSCONTINENTAL GAS PIPE LINE CORPORATION

                       $200,000,000 6 1/8% NOTES DUE 2005
                       $100,000,000 6 1/4% NOTES DUE 2008
                               ------------------
     Interest on the 6 1/8% Notes due January 15, 2005, (the "2005 Notes") and the 6 1/4% Notes due January 15, 2008 (the "2008 Notes" and collectively with the "2005 Notes," the "Notes") is payable semi-annually on January 15 and July 15 of each year, beginning on July 15, 1998. The Notes are not subject to redemption and have no sinking fund provisions. The 2005 Notes mature on January 15, 2005, and the 2008 Notes mature on January 15, 2008.

     The 2005 Notes and 2008 Notes will each be represented by a Global Note registered in the name of the nominee of the Depository Trust Company ("DTC"), which will act as the Depository (the "Depository"). Beneficial interests in each Global Note will be shown on, and transfers thereof will be effected only through, records maintained by the Depository and, with respect to the beneficial owners' interests, by the Depository's participants. Except as described in the Prospectus, Notes in definitive form will not be issued. Settlement for the Notes will be in same-day funds. See "Description of
Notes -- Book-Entry System."
                               ------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT
       RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

==============================================================================================================
                                                 PRICE TO             UNDERWRITING           PROCEEDS TO
                                                PUBLIC(1)             DISCOUNT(2)           THE COMPANY(3)
--------------------------------------------------------------------------------------------------------------
Per 2005 Note............................        99.439%                 0.625%                98.814%
Total....................................      $198,878,000            $1,250,000            $197,628,000
--------------------------------------------------------------------------------------------------------------
Per 2008 Note............................        99.465%                 0.650%                98.815%
Total....................................      $99,465,000              $650,000             $98,815,000
==============================================================================================================

   (1) Plus accrued interest, if any, from January 16, 1998.

   (2) The Company has agreed to indemnify the several Underwriters against certain liabilities under the Securities Act of 1933. See "Underwriting."

   (3) Before deducting expenses payable by the Company estimated at $500,000.
                               ------------------

     The Notes are being offered by Salomon Brothers, Inc, Chase Securities Inc., CIBC Oppenheimer and Citicorp Securities, Inc. (collectively the "Underwriters"), subject to prior sale, when, as and if delivered to and accepted by the Underwriters, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and reject orders in whole or in part. It is expected that delivery of the Notes will be made in New York, New York on or about January 16, 1998.

SALOMON SMITH BARNEY
                  CHASE SECURITIES INC.
                                    CIBC OPPENHEIMER
                                                  CITICORP SECURITIES, INC.

The date of this Prospectus Supplement is January 13, 1998.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVERALLOTMENT, STABILIZING TRANSACTIONS AND SYNDICATE SHORT COVERING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     In addition to the documents incorporated by reference in the Prospectus dated September 29, 1997, the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, is incorporated by reference herein.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the Notes are estimated at $295,943,000 after the deduction of the underwriting discount and of the estimated expenses payable by the Company. The Company intends to use the net proceeds of this offering for general corporate purposes and in connection with the repayment of outstanding debt, including bank loans under its revolving credit facility (the "Credit Agreement") under which commercial banking affiliates of Chase Securities Inc., CIBC Oppenheimer, and Citicorp Securities, Inc. are lenders. Loans outstanding under the Credit Agreement (approximately $160,000,000 in principal amount) bear interest at variable rates (current rate of 5.90%), and mature on February 12, 1998.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table represents the Company's ratio of earnings to fixed charges for the periods shown.

             POST-ACQUISITION                            PRE-ACQUISITION
-------------------------------------------   --------------------------------------
                                  PERIOD        PERIOD
 NINE MONTHS                   JANUARY 18,    JANUARY 1,
    ENDED        YEAR ENDED      1995 TO        1995 TO     YEAR ENDED DECEMBER 31,
SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,   JANUARY 17,   ------------------------
    1997            1996           1995          1995        1994     1993     1992
-------------   ------------   ------------   -----------   ------   ------   ------
    3.22            3.13           3.19           (a)         3.26     2.89     2.24

---------------

(a) Earnings were inadequate to cover fixed charges for the period January 1, 1995, to January 17, 1995, by $7,434,000.

     For the purpose of this ratio: (i) earnings consist of income or loss before fixed charges and income taxes for the Company and (ii) fixed charges consist of interest and debt expense on all indebtedness (without reduction for interest capitalized) and that portion of rental payments on operating leases estimated to represent an interest factor for the Company.

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the Notes offered hereby (referred to herein as the "Notes" and in the Prospectus as the "Debt Securities") supplements, and to the extent inconsistent therewith, replaces, the description of the general terms and provisions of the Debt Securities set forth in the Prospectus, to which description reference is hereby made. The following summary of the Notes is qualified in its entirety by reference to the Indenture referred to in the Prospectus.

GENERAL

     The 2005 Notes will be limited to $200,000,000 in aggregate principal amount. The 2008 Notes will be limited to $100,000,000 in aggregate principal amount. The Notes will be issued in denominations of $1,000 and integral multiples of $1,000, will bear interest from January 16, 1998, at the annual rate set forth on the cover page of this Prospectus Supplement, and will mature in the case of the 2005 Notes on January 15, 2005, and in the case of the 2008 Notes on January 15, 2008. Interest will be payable semi-annually on January 15 and July 15, commencing July 15, 1998 to the holders of record of the Notes on the preceding January 1 and July 1 respectively. Each series of Notes will be issued in book-entry form. See "Description of Debt Securities -- Registered Global Securities" in the Prospectus.

     The Notes are not subject to redemption and have no sinking fund provisions.

BOOK-ENTRY SYSTEMS

     Each of the 2005 Notes and the 2008 Notes will be issued in fully registered form in the name of Cede & Co., as nominee of DTC. One or more fully registered certificates will be issued as Global Notes for the 2005 Notes in the aggregate principal amount of the 2005 Notes, and one or more fully registered certificates will be issued as Global Notes for the 2008 Notes in the aggregate principal amount of the 2008 Notes. Such Global Notes will be deposited with DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

     DTC has advised the Company and the Underwriters as follows:

          DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" under the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

          Purchases of Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC's records. The ownership of interest of each actual purchaser of Notes ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct and Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued.

          To facilitate subsequent transfers, all Notes deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

          Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to

     Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

          Neither DTC nor Cede & Co. will consent or vote with respect to the Global Notes. Under its usual procedures DTC mails an Omnibus Proxy to Issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Securities are credited on the record date (identified in the listing attached to the Omnibus Proxy).

          Principal and interest payments on the Global Notes will be made to DTC. The Company expects that DTC, upon receipt of any payment of principal or interest in respect of a Global Note, will credit immediately Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on DTC's records. The Company also expects that payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of DTC, the Company or the Trustee, subject to any statutory or regulatory requirements as may be in effect from time to time.

          DTC may discontinue providing its service as securities depositary with respect to the Notes at any time by giving reasonable notice to the Company or the Trustee. In addition, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). Under such circumstances, if a successor securities depositary is not obtained, Note certificates in fully registered form are required to be printed and delivered to Beneficial Owners of the Global Notes representing such Notes.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable (including DTC), but the Company takes no responsibility for the accuracy thereof.

     Neither the Company, the Trustee nor the Underwriters will have any responsibility or obligation to Participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any Participant with respect to any ownership interest in the Notes, or payments to, or the providing of notice to Participants or Beneficial Owners.

     The Notes will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in the Notes will, therefore, settle in immediately available funds. All applicable payments of principal and interest on the Notes issued as Global Notes will be made by the Company in immediately available funds.

     For other terms of the Notes, see "Description of Debt Securities" in the accompanying Prospectus.

DEFEASANCE

     The Notes will be subject to defeasance and discharge and to defeasance of certain obligations as described under "Description of Securities -- Defeasance" in the Prospectus.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement"), dated January 13, 1998, among the Company and the several Underwriters named below (the "Underwriters"), the Company has agreed to sell to the Underwriters and the Underwriters have severally agreed to purchase from the Company, the following respective principal amounts of Notes:

                                                            PRINCIPAL         PRINCIPAL
                                                            AMOUNT OF         AMOUNT OF
                      UNDERWRITER                         THE 2005 NOTES    THE 2008 NOTES
                      -----------                         --------------    --------------
Salomon Brothers, Inc...................................   $ 50,000,000      $ 25,000,000
Chase Securities Inc....................................     50,000,000        25,000,000
CIBC Oppenheimer........................................     50,000,000        25,000,000
Citicorp Securities, Inc................................     50,000,000        25,000,000
                                                           ------------      ------------
          Total.........................................   $200,000,000      $100,000,000
                                                           ============      ============

     In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Notes offered hereby if any of the Notes are purchased.

     The Company has been advised by the Underwriters that the Underwriters propose to offer the Notes to the public initially at the offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers initially at such price less a discount not in excess of 0.375% of the principal amount of the 2005 Notes and 0.400% of the principal amount of the 2008 Notes. The Underwriters may allow, and such dealers may reallow, a concession to certain other dealers not in excess of 0.250% of the principal amount of the 2005 Notes and 0.250% of the principal amount of the 2008 Notes. After the initial offering of the Notes to the public, the public offering price and such concessions may be changed.

     The Underwriters and their affiliates have in the past and may in the future provide investment banking, general financing and banking or other services to the Company and its affiliates. In particular, The Chase Manhattan Bank, an affiliate of Chase Securities Inc., Canadian Imperial Bank of Commerce, an affiliate of CIBC Oppenheimer and Citibank, N.A., an affiliate of Citicorp Securities, Inc. are currently lenders to the Company under the Company's revolving credit agreement (the "Credit Agreement"). The Company intends to repay all amounts currently outstanding under the Credit Agreement. See "Use of Proceeds." Because more than 10% of the net offering proceeds will be paid to affiliates of members of the National Association of Securities Dealers (the "NASD"), the offering is being made pursuant to Rule 2710(c)(8) of the Conduct Rules of the NASD.

     The Company has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments which the Underwriters might be required to make in respect thereof.

     In connection with the offering and sale of the Notes, Salomon Brothers Inc, on behalf of the Underwriters, may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which creates a short position for the Underwriters. Stabilizing transactions permit bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Such stabilizing transactions and syndicate covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions. Such activities, if commenced, may be discontinued at any time.

     Each of the 2005 Notes and the 2008 Notes is a new series of securities with no established trading market. The Underwriters have advised the Company that they intend to make a market in each series of Notes, but are under no obligation to do so and such market making may be terminated at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the Notes.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Notes will be passed upon for the Company by William G. von Glahn, Senior Vice President and General Counsel of The Williams Companies, Inc., and for the Underwriters by Davis Polk & Wardwell, New York, New York. Mr. von Glahn beneficially owns approximately 58,065 shares of Williams' Common Stock and also has exercisable options to purchase an additional 109,024 shares of Williams' Common Stock. Pursuant to its By-laws and an indemnity agreement, Williams is required to indemnify Mr. von Glahn to the fullest extent permitted by Delaware law against any expenses actually and reasonably incurred by him in connection with any action, suit or proceeding in which he is made party by reason of his being an officer of Williams. Williams also maintains directors' and officers' liability insurance under which Mr. von Glahn is insured against certain expenses and liabilities.

PROSPECTUS

                   TRANSCONTINENTAL GAS PIPE LINE CORPORATION

                                DEBT SECURITIES

                             ---------------------

     Transcontinental Gas Pipe Line Corporation (the "Company") may offer and sell from time to time in one or more series unsecured debentures, notes, or other evidences of indebtedness ("Debt Securities") with an initial offering price not to exceed $500,000,000 in the aggregate (or the equivalent in foreign denominated currency or units based on or related to currencies, including European Currency Units). All specific terms of the offering and sale of the Debt Securities, including the (a) specific designation, rights and restrictions and the currencies or composite currencies in which the Debt Securities are denominated, the aggregate principal amount, the maturity, rate and time of payment of interest, and any conversion, exchange, redemption or sinking fund provisions, and (b) initial public offering price, listing on any securities exchange, any other specific terms in connection with the offering of the Debt Securities, and the agents, dealers or underwriters, if any, to be utilized in connection with the sale of the Debt Securities, will be set forth in an accompanying Prospectus Supplement (the "Prospectus Supplement"). The Debt Securities may be sold for U.S. dollars, foreign denominated currency or currency units; principal of and any interest on the Debt Securities may likewise be payable in U.S. dollars, foreign denominated currency or currency units -- in each case, as the Company specifically designates. The managing underwriters with respect to each series sold to or through underwriters will be named in the Prospectus Supplement.

                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                             ---------------------

     The Debt Securities may be offered through dealers, through underwriters, or through agents designated from time to time as set forth in the Prospectus Supplement. Net proceeds to the Company will be the purchase price in the case of a dealer, the public offering price less discount in the case of an underwriter, or the purchase price less commission in the case of an agent -- in each case, less other expenses attributable to issuance and distribution. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters, and agents.

     This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of the Debt Securities other than the Debt Securities described in the accompanying Prospectus Supplement.

                             ---------------------

               The date of this Prospectus is September 29, 1997.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C., a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debt Securities offered hereby. Certain portions of the Registration Statement have not been included in this Prospectus as permitted by the Commission's rules and regulations. For further information, reference is made to the Registration Statement and the exhibits thereto. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. The Registration Statement (with exhibits), as well as such reports and other information filed by the Company with the Commission, can be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and its regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048; or from the Commission's worldwide web site at http://www.sec.gov. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.
                             ---------------------

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER, OR AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE DEBT SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.
                             ---------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1997, and June 30, 1997, ("Form 10-Q"), and the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, ("Form 10-K"), filed by the Company with the Commission under the Exchange Act are incorporated herein by reference.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement in this Prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference modifies or replaces such statement.

     The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Written or oral requests for such copies should be directed to:
Transcontinental Gas Pipe Line Corporation, P.O. Box 1396, Houston, Texas 77251,
Attention: General Counsel, (713) 215-2000.

                     REPORTS TO HOLDERS OF DEBT SECURITIES

     The Company is not required to publish annual and quarterly reports to holders of Debt Securities. The Company's quarterly report on Form 10-Q and annual report on Form 10-K, which contains audited financial statements, will be provided to holders of Debt Securities upon request.

                             ---------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE MARKET PRICE OF THE DEBT SECURITIES. SPECIFICALLY, THE UNDERWRITERS, IF ANY, MAY OVERALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE DEBT SECURITIES IN THE OPEN MARKET.

                                  THE COMPANY

     The Company is an interstate natural gas transmission company that owns and operates a natural gas pipeline system extending from Texas, Louisiana, Mississippi, and the Gulf of Mexico through the States of Alabama, Georgia, South Carolina, North Carolina, Virginia, Maryland, Pennsylvania, and New Jersey to the New York City metropolitan area. The Company's transmission activities are subject to regulation by the Federal Energy Regulatory Commission ("FERC") under the Natural Gas Act of 1938 and under the Natural Gas Policy Act of 1978.

     The Company was formerly a wholly owned subsidiary of Transco Energy Company, which The Williams Companies, Inc. ("Williams") acquired on January 18, 1995. Following the acquisition, direct ownership of the Company was transferred to Williams.

     The Company was incorporated in Delaware in 1948. The principal executive offices of the Company are located at the Transco Tower, 2800 Post Oak Boulevard, Houston, Texas 77056 (telephone: (713) 215-2000).

                                USE OF PROCEEDS

     Unless otherwise indicated in the applicable Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be used for general corporate purposes, including repayment of outstanding debt. The Company anticipates that it will raise additional funds from time to time through debt financings, including sale of additional Debt Securities and further borrowings under its uncommitted short-term debt facilities and bank credit agreement.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table represents the Company's ratio of earnings to fixed charges for the periods shown.

              POST-ACQUISITION                          PRE-ACQUISITION
  ----------------------------------------   --------------------------------------
                                 PERIOD        PERIOD
  SIX MONTHS                  JANUARY 18,    JANUARY 1,
    ENDED       YEAR ENDED      1995 TO        1995 TO     YEAR ENDED DECEMBER 31,
   JUNE 30,    DECEMBER 31,   DECEMBER 31,   JANUARY 17,   ------------------------
     1997          1996           1995          1995        1994     1993     1992
  ----------   ------------   ------------   -----------   ------   ------   ------
   3.28            3.13           3.19            (a)        3.26     2.89     2.24

---------------

(a) Earnings were inadequate to cover fixed charges for the period January 1, 1995, to January 17, 1995, by $7,434,000.

     For the purpose of this ratio: (i) earnings consist of income or loss before fixed charges and income taxes for the Company and (ii) fixed charges consist of interest and debt expense on all indebtedness (without reduction for interest capitalized) and that portion of rental payments on operating leases estimated to represent an interest factor for the Company.

                            SELECTED FINANCIAL DATA

     The following income statement and cash flow data for the six months ended June 30, 1997, and the balance sheet data at June 30, 1997, have been derived from the Company's unaudited financial statements included in the Company's Quarterly Report on Form 10-Q for the six months ended June 30, 1997, incorporated herein by reference. The following income statement and cash flow data for the years 1994 through 1996 and the balance sheet data for 1995 and 1996 have been derived from the Company's audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, incorporated herein by reference. The income statement and cash flow data for 1993 and 1992 and the balance sheet data for 1994, 1993, and 1992 set forth below have been derived from audited financial statements of the Company previously filed with the Commission but not incorporated by reference. The acquisition of Transco Energy Company and its subsidiaries, including the Company, by Williams was accounted for by using the purchase method of accounting. Accordingly, the purchase price was "pushed down" and recorded in the following selected data which affects the comparability of the post-acquisition and pre-acquisition financial data. The selected financial data should be read in conjunction with such financial statements, the notes thereto and the related management's discussion and analysis of financial condition and results of operations.

                                                      POST-ACQUISITION                          PRE-ACQUISITION
                                          ----------------------------------------   --------------------------------------
                                                                         PERIOD        PERIOD
                                          SIX MONTHS                  JANUARY 18,    JANUARY 1,
                                            ENDED       YEAR ENDED      1995 TO        1995 TO     YEAR ENDED DECEMBER 31,
                                           JUNE 30,    DECEMBER 31,   DECEMBER 31,   JANUARY 17,   ------------------------
                                             1997          1996           1995          1995        1994     1993     1992
                                          ----------   ------------   ------------   -----------   ------   ------   ------
                                                   (MILLIONS OF DOLLARS)                     (MILLIONS OF DOLLARS)
Income Statement Data:
  Operating revenues....................     $695         $1,595         $1,405         $ 72       $1,591   $1,522   $1,257
  Operating income (loss)...............     $113         $  209         $  188         $ (5)      $  223   $  202   $  178
  Common stock equity in net income
     (loss).............................     $ 51         $   96         $   86         $(10)      $  105   $   86   $   65
  Net cash provided by (used in)
     operating activities...............     $ 86         $  201         $  303         $(32)      $  162   $  259   $    4

                                               POST-ACQUISITION            PRE-ACQUISITION
                                          --------------------------   ------------------------
                                                      DECEMBER 31,           DECEMBER 31,
                                          JUNE 30,   ---------------   ------------------------
                                            1997      1996     1995     1994     1993     1992
                                          --------   ------   ------   ------   ------   ------
                                            (MILLIONS OF DOLLARS)       (MILLIONS OF DOLLARS)
Balance Sheet Data:
  Property, plant and
     equipment -- net...................   $3,425    $3,420   $3,285   $1,763   $1,743   $1,764
  Total assets..........................   $3,941    $4,060   $3,922   $2,271   $2,304   $2,302
  Long-term debt, less current
     maturities.........................   $  673    $  681   $  382   $  644   $  644   $  519
  Common stockholder's equity...........   $1,868    $1,819   $1,737   $  815   $  707   $  619

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will constitute senior debt of the Company and will be issued under an indenture dated as of July 15, 1996 (the "Indenture"), between the Company and Citibank, N.A., as Trustee (the "Trustee"). The form of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Indenture and the Debt Securities do not purport to be complete, and such summaries are subject to the detailed provisions of the Indenture to which reference is hereby made for a full description of such provisions, including the definition of certain terms used herein, and for other information regarding the Debt Securities. Numerical references in parentheses below are to sections in the Indenture. Wherever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference. The Debt Securities offered by this Prospectus and the accompanying Prospectus Supplement are referred to herein as "Offered Debt

Securities." The Indenture does not contain any covenants or provisions that affords debt holders protection in the event of a highly leveraged transaction.

CERTAIN DEFINITIONS

     Certain terms defined in the Indenture are summarized as follows:

          "Attributable Debt" means, with respect to any sale and lease-back transaction as of any particular time, the present value discounted at a rate of interest implicit in the terms of the lease of the obligations of the lessee under such lease for net rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the Company, be extended).

          "Consolidated Funded Indebtedness" means the aggregate of all outstanding Funded Indebtedness of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles.

          "Consolidated Net Tangible Assets" means the total assets appearing on a consolidated balance sheet of the Company and its consolidated Subsidiaries less, in general: (i) intangible assets; (ii) current and accrued liabilities (other than Consolidated Funded Indebtedness and capitalized rentals or leases), deferred credits, deferred gains and deferred income; and (iii) reserves.

          "Funded Indebtedness" means any Indebtedness that matures more than one year after the date as of which Funded Indebtedness is being determined less any such Indebtedness as will be retired through or by means of any deposit or payment required to be made within one year from such date under any prepayment provision, sinking fund, purchase fund or otherwise.

          "Holder" means, in general, a Person in whose name the Debt Securities are registered, or, if not registered, the bearer thereof.

          "Indebtedness" means indebtedness that is for money borrowed from others.

          "Person" means any individual, corporation, limited liability company, limited partnership, partnership, joint venture, association, joint stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof.

          "Principal Property" means any natural gas pipeline gathering property, or natural gas processing plant located in the United States, except any such property that in the opinion of the Board of Directors is not of material importance to the total business conducted by the Company and its consolidated Subsidiaries; provided that "Principal Property" shall not include (i) production and proceeds from production from gas processing plants or oil or natural gas or petroleum products in any pipeline or storage field and (ii) any property acquired or constructed by any Subsidiary of the Company after December 31, 1995.

          "Subsidiary" means any corporation at least a majority of the outstanding securities of which having ordinary voting power shall be owned by the Company and/or another Subsidiary or Subsidiaries.

GENERAL

     The Indenture does not limit the amount of Debt Securities, debentures, notes, or other evidences of indebtedness that may be issued by the Company or any of its Subsidiaries. The Debt Securities will be unsecured senior obligations of the Company and will rank pari passu with all existing and future unsubordinated and unsecured obligations of the Company.

     The Indenture provides that Debt Securities may be issued from time to time in one or more series and may be denominated and payable in foreign currencies or units based on or relating to foreign currencies, including European Currency Units. Special United States federal income tax considerations applicable to any Debt Securities so denominated are described in the relevant Prospectus Supplement.

     Reference is made to the Prospectus Supplement for the following terms of and information relating to the Offered Debt Securities (to the extent such terms are applicable to such Debt Securities): (i) the specific designation, aggregate principal amount, purchase price, and denomination; (ii) currency or units based on or relating to currencies in which such Debt Securities are denominated and/or in which principal, premium, if any, and/or any interest will or may be payable; (iii) any date of maturity; (iv) interest rate or rates (or method by which such rate will be determined), if any; (v) the dates on which any such interest will be payable; (vi) the place or places where the principal of and interest, if any, on the Offered Debt Securities will be payable; (vii) any redemption or sinking fund provisions; (viii) whether the Offered Debt Securities will be issuable in registered or bearer form or both and, if Offered Debt Securities in bearer form are issuable, restrictions applicable to the exchange of one form for another and to the offer, sale, and delivery of Offered Debt Securities in bearer form; (ix) any applicable United States federal income tax consequences, including whether and under what circumstances the Company will pay additional amounts on Offered Debt Securities held by a Person who is not a U.S. Person (as defined in the Prospectus Supplement) in respect of any tax, assessment, or governmental charge withheld or deducted, and if so, whether the Company will have the option to redeem such Debt Securities rather than pay such additional amounts; and (x) any other specific terms of the Offered Debt Securities, including any additional events of default or covenants provided for with respect to such Debt Securities, and any terms that may be required by or advisable under United States laws or regulations.

     Debt Securities may be presented for exchange, and registered Debt Securities may be presented for transfer in the manner, at the places, and subject to the restrictions set forth in the Debt Securities and the Prospectus Supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the applicable Indenture. Debt Securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery.

     Debt Securities that bear interest will do so at a fixed rate or a floating rate. Debt Securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate will be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted Debt Securities or to certain Debt Securities issued at par that are treated as having been issued at a discount for United States federal income tax purposes will be described in the relevant Prospectus Supplement.

REGISTERED GLOBAL SECURITIES

     The registered Debt Securities of a series may be issued in the form of one or more fully registered global Securities (a "Registered Global Security") that will be deposited with a depositary (the "Depositary") or with a nominee for a Depositary identified in the Prospectus Supplement relating to such series. In such case, one or more Registered Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered Debt Securities of the series to be represented by such Registered Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Registered Global Security may not be transferred except as a whole by the Depositary for such Registered Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Registered Global Security will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

     Upon the issuance of a Registered Global Security, the Depositary for such Registered Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Registered Global Security to the accounts of Persons that have accounts with such Depositary ("participants"). The accounts to be credited shall be designated by any underwriters or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in a

Registered Global Security will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests in such Registered Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Registered Global Security (with respect to interests of participants) or by participants or Persons that hold through participants (with respect to interests of Persons other than participants). So long as the Depositary for a Registered Global Security, or its nominee, is the registered owner of such Registered Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Registered Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Registered Global Security will not be entitled to have the Debt Securities represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or Holders thereof under the Indenture.

     Principal, premium, if any, and interest payments on Debt Securities represented by a Registered Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Registered Global Security. None of the Company, the Trustee or any paying agent for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Registered Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for any Debt Securities represented by a Registered Global Security, upon receipt of any payment of principal, premium or interest, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Registered Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Registered Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names" and will be the responsibility of such participants.

     If the Depositary for any Debt Securities represented by a Registered Global Security is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within ninety days, the Company will issue such Debt Securities in definitive form in exchange for such Registered Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Registered Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for all of the Registered Global Security or Securities representing such Debt Securities.

CERTAIN COVENANTS OF THE COMPANY

     Limitation on Liens. The Indenture provides that, subject to certain exceptions, the Company will not, nor will it permit any Subsidiary to, issue, assume, or guarantee any Indebtedness secured by a mortgage, pledge, lien, security interest, or encumbrance ("mortgage"), upon any property of the Company or any subsidiary without effectively providing that the Debt Securities issued thereunder shall be equally and ratably secured with such Indebtedness. Among the exceptions are purchase money mortgages; preexisting mortgages on any property acquired or constructed by the Company or a Subsidiary and mortgages created within one year after completion of such acquisition or construction; mortgages created on any contract for the sale of products or services related to the operation or use of any property acquired or constructed within one year after completion of such acquisition or construction; mortgages on property of a Subsidiary existing at the time it became a Subsidiary of the Company or existing on property at the time acquired by the Company; and other mortgages in an aggregate amount which, at the time of the incurrence, does not exceed 5 percent of the Consolidated Net Tangible Assets. (Section 3.6).

     Limitation on Sale and Lease-Back Transactions. The Indenture provides that the Company will not, nor will it permit any Subsidiary to, sell and lease back for more than three years any Principal Property acquired or placed into service more than 180 days before such lease arrangement, unless the Company retires Funded Indebtedness or causes Funded Indebtedness to be retired within 90 days of the effective date of such sale and lease-back transaction equal to the net proceeds of such sale. This limitation does not apply to sale and lease-back transactions (i) relating to industrial development or pollution control financing or (ii) involving only the Company and any Subsidiary or Subsidiaries, nor are such transactions included in any computation of Attributable Debt. Notwithstanding the foregoing, the Company and its Subsidiaries may enter into sale and lease-back transactions so long as the total consolidated Attributable Debt in respect of such transactions does not exceed 5% of Consolidated Net Tangible Assets. (Section 3.7).

     Consolidation, Merger, Conveyance of Assets. The Indenture provides, in general, that the Company will not consolidate with or merge into any other entity or convey, transfer, or lease its properties and assets substantially as an entirety to any Person, unless the corporation, limited liability company, limited partnership, joint stock company, or trust formed by such consolidation or into which the Company is merged or the Person that acquires such assets shall expressly assume the Company's obligations under the Indenture and the Debt Securities issued thereunder and immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing. (Section 8.1)

     Event Risk. Except for the limitations on Liens and Sale and Leaseback Transactions described above, the Indenture and Debt Securities do not contain any covenants or other provisions designed to afford holders of the Debt Securities protection in the event of a highly leveraged transaction involving the Company.

EVENTS OF DEFAULT

     In general, an Event of Default is defined under the Indenture with respect to Debt Securities of any series issued under the Indenture as being: (a) default in payment of any principal of the Debt Securities of such series, either at maturity, upon any redemption, by declaration, or otherwise; (b) default for 30 days in payment of any interest on any Debt Securities of such series unless otherwise provided; (c) default for 90 days after written notice in the observance or performance of any covenant or warranty in the Debt Securities of such series (other than a covenant a default in whose performance, or whose breach, is dealt with otherwise below); provided, however, that the occurrence of any of the events described in this clause (c) shall not constitute an event of Default if such occurrence is the result of changes in generally accepted accounting principles; or (d) certain events of bankruptcy, insolvency, or reorganization of the Company. (Section 4.1)

     In general, the Indenture provides that, (a) if an Event of Default described in clauses (a), (b) or (c) above (if the Event of Default under clause
(c) is with respect to less than all series of Debt Securities then outstanding) occurs, the Trustee or the Holders of not less than 25 percent in principal amount of the Debt Securities of each affected series (voting as one class) issued under the Indenture and then outstanding may then declare the entire principal of all Debt Securities of each such affected series and interest accrued thereon to be due and payable immediately and (b) if an Event of Default due to a default described in clause (c) above which is applicable to all series of Debt Securities then outstanding or due to certain events of bankruptcy, insolvency, and reorganization of the Company shall have occurred and be continuing, the Trustee or the Holders of not less than 25 percent in principal amount of all Debt Securities issued under the Indenture and then outstanding (treated as one class) may declare the entire principal of all such Debt Securities and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of, premium, if any, or interest on such Debt Securities) by the Holders of a majority in aggregate principal amount of the Debt Securities of all such affected series then outstanding (voting as one class). (Sections 4.1 and 4.10)

     The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during a default to act with the required standard of care, to be indemnified by the Holders of Debt Securities (treated as one class) issued under the Indenture before proceeding, at the request of such Holders, to exercise any right or power under the Indenture. (Section 5.2) Subject to such provisions in the Indenture for the indemnification of the Trustee and certain other limitations, the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected (treated as one class) issued under the Indenture may direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee. (Section 4.9)

     In general, the Indenture provides that no Holder of Debt Securities issued under the Indenture may institute any action against the Company under the Indenture (except actions for payment of principal or interest on or after the due date provided) unless such Holder previously shall have given to the Trustee written notice of default and continuance thereof and unless the Holders of not less than 25 percent in principal amount of the Debt Securities of each affected series (treated as one class) issued under the Indenture and then outstanding shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity and the Trustee shall not have instituted such action within 60 days of such request and the Trustee shall not have received direction inconsistent with such written request by the Holders of a majority in principal amount of the Debt Securities of each affected series (treated as one class) issued under the Indenture and then outstanding. (Sections 4.6, 4.7 and 4.9)

     The Indenture contains a covenant that the Company will file annually with the Trustee a certificate of no default or a certificate specifying any default that exists. (Section 3.5)

DISCHARGE, DEFEASANCE, AND COVENANT DEFEASANCE

     The Company can discharge or defease its obligations under the Indenture as set forth below. (Section 9.1)

     Under terms satisfactory to the Trustee, the Company may discharge certain obligations to Holders of any series of Debt Securities issued under the Indenture which have not already been delivered to the Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee cash or, in the case of Debt Securities payable only in U.S. dollars, U.S. Government Obligations (as defined in the Indenture) as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of and interest on such Debt Securities.

     The Company may also, upon satisfaction of the conditions listed below, discharge certain obligations to Holders of any series of Debt Securities issued under the Indenture at any time ("defeasance"). Under terms satisfactory to the Trustee, the Company may instead be released with respect to any outstanding series of Debt Securities issued under the Indenture from the obligations imposed by Sections 3.6, 3.7, and 8.1, (which contain the covenants described above limiting liens, sale and lease-back transactions, and consolidations, mergers, and conveyances of assets), and omit to comply with such Sections without creating an Event of Default ("covenant defeasance"). Defeasance or covenant defeasance may be effected only if, among other things: (i) the Company irrevocably deposits with the Trustee cash or, in the case of Debt Securities payable only in U.S. dollars, U.S. Government Obligations, as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of and interest on all outstanding Debt Securities of such series issued under such Indenture; (ii) the Company delivers to the Trustee an opinion of counsel to the effect that the Holders of such series of Debt Securities will not recognize income, gain, or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner, and at the same times as would have been the case if defeasance or covenant defeasance had not occurred (in the case of a defeasance, such opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of such Indenture, since such a result would not occur under current tax law).

MODIFICATION OF THE INDENTURE

     The Indenture provides that the Company and the Trustee may enter into supplemental indentures (which conform to the provisions of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act of 1939")) without the consent of the Holders to, in general: (a) secure any Debt Securities; (b) evidence the assumption by a successor Person of the obligations of the Company; (c) add further covenants for the protection of the Holders; (d) cure any ambiguity or correct any inconsistency in such Indenture, so long as such action will not adversely affect the interests of the Holders; (e) establish the form or terms of Debt Securities of any series; and (f) evidence the acceptance of appointment by a successor trustee. (Section 7.1)

     The Indenture also contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than the majority in principal amount of Debt Securities of all series issued under such Indenture then outstanding and affected (voting as one class) to, in general, add any provisions to, or change in any manner or eliminate any of the provisions of, the Indenture or modify in any manner the rights of the Holders of the Debt Securities of each series so affected; provided that such changes conform to provisions of the Trust Indenture Act of 1939 and provided that the Company and the Trustee may not, without the consent of each Holder of outstanding Debt Securities affected thereby, (a) extend the final maturity of the principal of any Debt Securities, or reduce the principal amount thereof or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof or change the currency in which the principal thereof (including any amount in respect of original issue discount) or interest thereon is payable, or reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy or alter certain provisions of the Indenture relating to Debt Securities not denominated in U.S. dollars or for which conversion to another currency is required to satisfy the judgment of any court, or impair the right to institute suit for the enforcement of any payment on any Debt Securities when due or (b) reduce the aforesaid percentage in principal amount of Debt Securities of any series issued under such Indenture, the consent of the Holders of which is required for any such modification. (Section 7.2)

CONCERNING THE TRUSTEE

     The Trustee is one of a number of banks with which the Company and its affiliates maintain ordinary banking relationships and with which the Company and its affiliates maintain credit facilities. An affiliate of the Trustee has also underwritten securities offerings for affiliates of the Company and may underwrite future offerings for the Company and its affiliates. The Trustee also serves as the trustee under the Company's Senior Indenture dated July 15, 1996.

               LIMITATIONS ON ISSUANCE OF BEARER DEBT SECURITIES

     Except as may otherwise be provided in the Prospectus Supplement applicable thereto, in compliance with United States federal income tax laws and regulations, Bearer Debt Securities (including Bearer Debt Securities in global form) will not be offered, sold, resold or delivered, directly or indirectly, in the United States or its possessions or to United States persons (as defined below), except as permitted by United States Treasury Regulations Section 1.163-5(c)(2)(i)(D). Any underwriters, agents and dealers participating in the offerings of Bearer Debt Securities, directly or indirectly, must agree that (i) they will not, in connection with the original issuance of any bearer Debt Securities or during the restricted period, as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7) (the "restricted period"), offer, sell, resell or deliver, directly or indirectly, any Bearer Debt Securities in the United States or its possessions or to United States persons (other than as permitted by the applicable Treasury Regulations described above). In addition, any such underwriters, agents and dealers must have procedures reasonably designed to ensure that its employees or agents who are directly engaged in selling Bearer Debt Securities are aware of the above restrictions on the offering, sale, resale or delivery of Bearer Debt Securities. Moreover, Bearer Debt Securities (other than temporary global Debt Securities and Bearer Debt Securities that satisfy the requirements of United States Treasury Regulations
Section 1.163-5(c)(2)(i)(D)(3)(iii)) and any coupons appertaining thereto will not be delivered in definitive form nor will any interest be paid on any Bearer Debt Securities, unless the Company has received a signed certificate in writing (or an electronic certificate described in United States Treasury Regulations
Section 1.163-5(c)(2)(i)(D)(3)(iii)) stating that on such date such Bearer Debt Security (i) is owned by a person that is not a United States person, (ii) is owned by a United States person that (a) is a foreign branch of a United States financial institution (as defined in United States Treasury Regulations Section 1.165-12(c)(1)(v)) (a "financial institution") purchasing for its own account or for resale, or (b) is acquiring such Bearer Debt Securities through a foreign branch of a United States financial institution and who holds the Bearer Debt Security through such financial institution through such date (and in either case

(a) or (b), each such United States financial institution agrees, on its own behalf or through its agent, that the Company may be advised that it will comply with the requirements of Section 165(j)(3)(A), (B), or (C) of the United States Internal Revenue Code, and the regulations thereunder) or (iii) is owned by a United States or foreign financial institution for the purposes of resale during the restricted period and such financial institution certifies that it has not acquired the Bearer Debt Security for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions.

     Bearer Securities (other than temporary global Debt Securities) and any Coupons appertaining thereto will bear a legend substantially to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States federal income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the United States Internal Revenue Code." The sections referred to in such legend provide that a United States person (other than a United States financial institution described above or United States person holding through such a financial institution) who holds a Bearer Security or coupon will not be allowed to deduct any loss realized on the sale, exchange or redemption of such Bearer Security and will not be eligible for capital gain treatment with respect to any gain recognized on such sale, exchange or redemption.

     As used herein, "United States person" means any person who is, for United States federal income tax purposes, a citizen, national, or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

                              PLAN OF DISTRIBUTION

     The Company may sell the Offered Debt Securities in the following ways: (i) through agents; (ii) through underwriters; (iii) through dealers; and (iv) directly to purchasers.

     Offers to purchase the Offered Debt Securities may be solicited by agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Offered Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If any underwriters are utilized in the sale, the Company will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales to the public of the Offered Debt Securities in respect of which this Prospectus is delivered.

     If a dealer is utilized in the sale of the Offered Debt Securities in respect of which this Prospectus is delivered, the Company will sell such Offered Debt Securities to the dealer, as principal. The dealer may then resell such Offered Debt Securities to the public at varying prices to be determined by such dealer at the time of resale.

     Agents, dealers, and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers, or underwriters may be required to make in respect thereof. Agents, dealers, and underwriters may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

     The Offered Debt Securities may also be offered and sold, if so indicated in the Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for the Company. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and its compensation will be described in the Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the Offered Debt Securities remarketed thereby.

Remarketing firms may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

     If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase the Offered Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to only those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such offers.

     Each series of Offered Debt Securities will be a new issue of securities and will have no established trading market. Such Offered Debt Securities may or may not be listed on a national securities exchange. No assurance can be given as to the liquidity of or the existence of trading markets for any Offered Debt Securities.

                                    EXPERTS

     The financial statements of the Company at December 31, 1996, and 1995, and for the year ended December 31, 1996, and for the periods from January 1, 1995, to January 17, 1995, and from January 18, 1995, to December 31, 1995, appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, and the financial statements of the Company for the year ended December 31, 1994, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their respective reports thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

     The financial statements of the Company included in or incorporated by reference in any documents filed pursuant to Section 13, 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering will be so included or incorporated by reference in reliance upon the reports of independent auditors or public accountants pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such independent auditors or public accountants as experts in accounting and auditing.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Debt Securities offered hereby will be passed upon for the Company by William G. von Glahn, Senior Vice President and General Counsel of Williams, and for the Underwriters by Davis Polk & Wardwell, New York, New York. Mr. von Glahn beneficially owns approximately 28,331 shares of Williams' Common Stock and also has exercisable options to purchase an additional 29,260 shares of Williams' Common Stock. Pursuant to its By-laws and an indemnity agreement, Williams is required to indemnify Mr. von Glahn to the fullest extent permitted by Delaware law against any expenses actually and reasonably incurred by him in connection with any action, suit, or proceeding in which he is made party by reason of his being an officer of the Williams. Williams also maintains directors' and officers' liability insurance under which Mr. von Glahn is insured against certain expenses and liabilities.

======================================================

  NO DEALER, SALESPERSON, OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
           PROSPECTUS SUPPLEMENT
Incorporation of Certain Documents by
  Reference...........................   S-2
Use of Proceeds.......................   S-2
Ratio of Earnings to Fixed Charges....   S-2
Description of Notes..................   S-2
Underwriting..........................   S-5
Legal Matters.........................   S-6

                 PROSPECTUS
Available Information.................     1
Incorporation of Certain Documents by
  Reference...........................     1
Reports to Holders of Debt
  Securities..........................     1
The Company...........................     2
Use of Proceeds.......................     2
Ratio of Earnings to Fixed Charges....     2
Selected Financial Data...............     3
Description of Debt Securities........     3
Limitations on Issuance of Bearer Debt
  Securities..........................     9
Plan of Distribution..................    10
Experts...............................    11
Legal Matters.........................    11

======================================================

======================================================

                         TRANSCONTINENTAL GAS PIPE LINE
                                  CORPORATION

                                  $200,000,000
                             6 1/8% NOTES DUE 2005

                                  $100,000,000
                             6 1/4% NOTES DUE 2008
                                  ------------

                             PROSPECTUS SUPPLEMENT

                             DATED JANUARY 13, 1998

                                  ------------
                              SALOMON SMITH BARNEY

                             CHASE SECURITIES INC.

                                CIBC OPPENHEIMER

                           CITICORP SECURITIES, INC.

======================================================